Exhibit 10.41

TENTH LOAN MODIFICATION AGREEMENT

This Tenth Loan Modification Agreement (this “Agreement”) is entered into as of March 8, 2007 by and between WITNESS SYSTEMS, INC., a Delaware corporation (“Borrower”), whose address is 300 Colonial Center Parkway, Roswell, Georgia 30076, and SILICON VALLEY BANK (“Lender”), a California-chartered bank with a principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at 3353 Peachtree Road, Suite M-10, Atlanta, GA 30326.

WHEREAS, among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Loan and Security Agreement, dated April 3, 2002, as may be amended from time to time, in the original principal amount of Fifteen Million Dollars ($15,000,000) (the “Loan Agreement”; the Loan Agreement together with all other documents evidencing or securing the indebtedness shall be referred to as the “Existing Loan Documents”);

WHEREAS, the Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Fifteen Million Dollars ($15,000,000) (hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness”); and

WHEREAS, Borrower has requested that Lender reduce the amount of the Committed Revolving Line and to amend the Loan Agreement in other respects, and Lender is willing to do so, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             DEFINITIONS.  All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Loan Agreement.

2.             MODIFICATIONS TO LOAN AGREEMENT.  The Loan Agreement is hereby amended as follows:

2.1.          Committed Revolving Line.  The Loan Agreement is hereby amended by deleting Section 2.1 in its entirety and by substituting therefor a new Section 2.1 to read as follows:

2.1           Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1        Revolving Advances.

(a)           Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the Cash Management Sublimit and minus (iv) the FX Reserve; provided, however, that on any day on which Borrower meets the Unrestricted Cash Threshold, the restriction in clause (i)(B) above shall not apply. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. All advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrower to Bank and shall be repaid in accordance with the terms of the Revolving Promissory Note.

(b)           To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B (the “Payment/Advance Form”).  Bank will credit Advances to Borrower’s deposit account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  For purposes of this Section 2.1.1(b), Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c)           The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

(d)           Bank’s obligation to lend the undisbursed portion of the Committed Revolving Line will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.1.2        Cash Management Services.

Borrower may use up to One Million Dollars ($1,000,000) less the outstanding amount of the FX Reserve (the “Cash Management Services Sublimit”), for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line.  Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.1.3        Letters of Credit Sublimit.

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base, minus (ii) the outstanding principal balance of the Advances, the Cash Management Sublimit and the FX Reserve; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not at any time exceed One Million Dollars ($1,000,000).  Each Letter of Credit will have an expiry date of no later than one hundred eighty (180) days after the Revolving Maturity Date, but Borrower’s obligations to reimburse Bank under the Letters of Credit will be secured by cash on terms acceptable to Bank at any time after the occurrence of any Event of Default or after the

Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Bank, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to three quarters of one percent (.75%) per annum of the face amount of the Letter of Credit.  Such Letter of Credit Fees shall be paid in advance upon the issuance of the Letter of Credit and upon each anniversary thereof, if any.  In addition, Borrower shall pay to Bank any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by Bank.

2.1.4        Foreign Exchange Sublimit.

If there is availability under the Committed Revolving Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”).  Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit (the “FX Reserve”) which is a maximum of an amount equal to One Million Dollars ($1,000,000) minus all amounts for services then utilized under the Cash Management Services Sublimit.  The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve.  Bank may terminate the FX Forward Contracts if an Event of Default occurs.

2.2           Definitions.  The Loan Agreement is hereby further amended by deleting the definitions of “Committed Revolving Line” and “Revolving Maturity Date” contained in Section 13.1 of the Loan Agreement in their entirety, and by substituting the following new definitions:

“Committed Revolving Line” is Advances and other Credit Extensions of up to Two Million Dollars ($2,000,000) at any one time outstanding.

“Revolving Maturity Date” is March 7, 2008.

3.             LOAN FEE.  To induce Lender to execute and deliver this Agreement and to agree to the modifications to the Loan Agreement contained herein, Borrower shall pay to Lender a loan fee in the amount of up to Ten Thousand Dollars ($10,000) (the “Loan Fee”), which shall accrue and be payable in four installments in the amount of Two Thousand Five Hundred Dollars ($2,500) each, with the first such installment accruing and being payable upon the execution and delivery of this Agreement by Borrower, and second through fourth such installments accruing and being payable on that date which is the three, six and nine month anniversary of the date of this Modification, respectively; provided, however, that notwithstanding the foregoing, the Loan Fee shall cease to accrue after the Loan Agreement has terminated and all Indebtedness and other Obligations owing thereunder have been repaid in their entirety.  The Loan Fee, once and to the extent accrued, shall be fully earned and shall not be subject to rebate or reduction for any reason.

4.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.             NO DEFENSES OF BORROWER.  Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.             CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan

Documents remain unchanged and in full force and effect.  Lender’s agreement to modifications to the existing Indebtedness pursuant to this Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness.  Nothing in this Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing.  No maker, endorser, or guarantor will be released by virtue of this Agreement.  The terms of this paragraph apply not only to this Agreement, but also to all subsequent loan modification agreements.

7.             EXPENSES.  Borrower shall reimburse Lender for all out-of-pocket expenses, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by Lender in connection with this Agreement.

8.             NEGATIVE PLEDGE.  Borrower and Lender are parties to that certain Negative Pledge Agreement, dated as of April 3, 2002 (the “Negative Pledge Agreement”).  Borrower hereby acknowledges and agrees that the Negative Pledge Agreement, and Borrower’s obligations thereunder, remain in full force and effect, without release, diminution or impairment, notwithstanding the execution and delivery of this Agreement.

9.             LIMITATION.  This Agreement is limited to the matters expressly set forth above and shall not be deemed to waive or modify any other term of the Loan Agreement or Loan Documents, each of which is hereby ratified and reaffirmed, or to consent to any subsequent failure of Borrower to comply with any term or provision of the Loan Agreement or the Loan Documents, each of which shall remain in full force and effect.

10.           CONDITIONS.  The effectiveness of this Agreement is conditioned upon:  (a) Borrower’s execution and delivery of this Agreement, (b) Borrower’s payment of the Loan Fee payable on the date hereof pursuant to Section 3 hereof and all outstanding legal fees and expenses and (c) such other instruments, documents and agreements as Lender or its counsel shall request.

[signatures appear on following page]

This Loan Modification Agreement is executed as of the date first written above.

LENDER:

SILICON VALLEY BANK

By:
Name:
Title:

BORROWER:

WITNESS SYSTEMS, INC.

By:
Name:
Title: